Exhibit 99.1

Bank of the Ozarks Assumes Deposits and Purchase of Assets of Unity National Bank

LITTLE ROCK, Arkansas – Bank of the Ozarks, Inc. (NASDAQ: OZRK) announced today that its wholly-owned bank subsidiary, Bank of the Ozarks, has entered into a purchase and assumption agreement with loss share arrangements with the Federal Deposit Insurance Corporation (“FDIC”) to purchase substantially all of the assets and to assume substantially all of the deposits and other liabilities of Unity National Bank in Cartersville, Georgia.

All former Unity National Bank locations will open at normal banking hours on March 27, 2010 as Bank of the Ozarks locations and all former Unity National Bank customers will be able to conduct banking business as usual. Bank of the Ozarks, as a result of this agreement, expands its footprint into the Georgia market for the first time with five offices in four communities, including Adairsville, Cartersville, Calhoun and Rome.

“We welcome our new customers and employees in north Georgia to the Bank of the Ozarks family,” said George Gleason, Bank of the Ozarks Chairman and Chief Executive Officer. “We appreciate the personal approach to banking and the commitment to community practiced by the former Unity National bankers, and we look forward to extending our hallmark personal service and tradition of banking excellence to our new customers and communities. Our assumption of all Unity National deposits, even those in excess of the FDIC insurance limits, reflects our long-term commitment to establishing and growing our customer base in the north Georgia market.”

Bank of the Ozarks will provide banking services to the holders of more than 15,000 former Unity National Bank loan and deposit accounts. Bank of the Ozarks expects to retain most of the former Unity National Bank employees in order to grow its new north Georgia franchise in size and profitability.

In this transaction, Bank of the Ozarks assumed approximately $259 million in deposits and acquired approximately $295 million in assets. Through the loss share provisions of the purchase and assumption agreement, the FDIC will reimburse Bank of the Ozarks for 80% of the losses it incurs on the disposition of loans and foreclosed real estate up to a stated threshold of $65 million. For losses in excess of the stated threshold the FDIC will reimburse Bank of the Ozarks for 95% of the losses it incurs. The assets were purchased from the FDIC at a discount of $29.9 million with no stated deposit premium. This transaction is expected to be accretive to net income, diluted earnings per common share and book value per common share. The valuation and purchase price of acquired assets and liabilities will be finally determined upon completion of appropriate valuation processes.

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Bank of the Ozarks has a long history of strong earnings, healthy capital and excellent asset quality. Bank of the Ozarks, Inc. recently achieved its ninth consecutive year of record net income.

“We are proud of our 107-year tradition of banking excellence, and we are ready to deliver the best in friendly, hometown service supported by state-of-the-art banking practices and facilities to the people and businesses of north Georgia,” commented Gleason. “Our new customers can rest assured that their deposits are safe and accessible.”

Bank of the Ozarks, Inc. common stock trades on the NASDAQ Global Select Market under the symbol “OZRK.” The Company owns a state-chartered subsidiary bank that conducts banking operations through 78 offices including 65 banking offices in 34 communities throughout northern, western and central Arkansas, seven Texas banking offices, its five newly acquired Georgia banking offices, and a loan production office in Charlotte, North Carolina. The Company may be contacted at (501) 978-2265 or P.O. Box 8811, Little Rock, Arkansas 72231-8811. The Company’s website is www.bankozarks.com.

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